   As filed with the Securities and Exchange Commission on December 13, 2000

                                                       Registration No. 33-60050
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                 POST-EFFECTIVE
                               AMENDMENT NO. 4 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                 --------------

                            KIMCO REALTY CORPORATION
             (Exact name of registrant as specified in its charter)

           Maryland                                              13-2744380
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)


                            3333 New Hyde Park Road
                       New Hyde Park, New York 11042-0020
                                 (516) 869-9000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           --------------------------

                              Bruce Kauderer, Esq.
                            3333 New Hyde Park Road
                       New Hyde Park, New York 11042-0020
                                 (516) 869-9000
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                                    Copy to:

                              Raymond Y. Lin, Esq.
                                Latham & Watkins
                                885 Third Avenue
                            New York, New York 10022
                                 (212) 906-1200

                           --------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this amendment to the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

================================================================================

                           DIVIDEND REINVESTMENT AND
                              DIRECT PURCHASE PLAN
                              --------------------

                                  COMMON STOCK
                                  ------------

         Kimco Realty Corporation hereby offers to the holders of shares of Kimco common stock, par value $.01 per share, and other interested investors, the opportunity to participate in Kimco's Dividend Reinvestment and Direct Purchase Plan (the "Plan"). The Plan provides a simple and convenient method for shareholders and other interested investors to invest cash dividends and optional cash payments in shares of Kimco common stock. All holders of record of Kimco common stock and other interested investors are eligible to participate in the Plan (a "Participant").

         Participants may purchase additional shares of Kimco common stock by
(i) having the cash dividends on all, or part, of their shares of Kimco common stock automatically reinvested, (ii) by receiving directly, as usual, their cash dividends, if, as and when declared, on shares of Kimco common stock and investing in the Plan by making optional cash payments of not less than $50.00 per payment and not more than $250,000 per calendar year ("optional cash payments"), (iii) by investing both their cash dividends and such optional cash payments. Interested investors who are not shareholders of Kimco may make initial cash investments of not less than $100.00 and not more than $250,000. At Kimco's discretion, shares may be purchased for the Plan either on the open market, or directly from Kimco at market prices.

         A shareholder may begin participating in the Plan by completing a Shareholder Authorization Form and returning it to Fleet National Bank, as plan administrator (the "Plan Administrator") or contacting the Plan Administrator at [XXX-XXX-XXXX] after a thorough review of this prospectus. An interested investor that is not presently a shareholder of Kimco, but desires to become a Participant by making an initial investment in Kimco common stock, may join the Plan by completing an Initial Purchase Form and returning it, together with such initial investment to the Plan Administrator. Participants may terminate their participation at any time. Shareholders who do not wish to participate in the Plan need take no action and will continue to receive their cash dividends, if, as and when declared, as usual. We suggest that this Prospectus be retained for future reference.

         Kimco common stock is listed on the New York Stock Exchange under the symbol "KIM". On December 12, 2000, the last reported sale price of Kimco common stock on the New York Stock Exchange was $42.3125 per share.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
          ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------


               THE DATE OF THIS PROSPECTUS IS DECEMBER 13, 2000.
               -------------------------------------------------

                               TABLE OF CONTENTS

WHERE CAN YOU FIND MORE INFORMATION..................................................................1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................................................1
FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE......................................................2
THE COMPANY..........................................................................................2
DESCRIPTION OF THE PLAN..............................................................................4
1.    What is the purpose of the Plan?...............................................................4
2.    What are the options available to Participants?................................................4
3.    What are the advantages of the Plan?...........................................................4
4.    Who administers the Plan for Participants?.....................................................4
5.    Who is eligible to participate?................................................................5
6.    How does someone become a Participant?.........................................................5
7.    When may a shareholder or an interested investor join the Plan?................................6
8.    What does the Initial Purchase Form provide?...................................................6
9.    What does the Shareholder Authorization Form provide?..........................................6
10.   How may Participants change investment options?................................................6
11.   Are there any expenses associated with participation in the Plan?..............................7
12.   How many shares of Kimco common stock will be purchased for each Participant?..................8
13.   What will be the price of shares of Kimco common stock purchased under the Plan?...............8
14.   What is the source of shares purchased under the Plan?.........................................9
15.   How are optional cash payments made?...........................................................9
16.   May Participants have additional investments automatically deducted from a bank account?......10
17.   How are payments with "returned funds" handled?...............................................10
18.   What kind of reports will be sent to Participants in the Plan?................................10
19.   How are dividends credited to Participants' accounts under the Plan?..........................11
20.   Will Participants be credited with dividends on fractions of shares?..........................11
21.   Will certificates be issued for shares of Kimco common stock purchased under the Plan?........11
22.   In whose name will certificates be issued?....................................................11
23.   May Participants add their certificate shares of Kimco common stock to their Plan account for safekeeping?......................................................................12
24.   Can Participants transfer shares that they hold in the Plan to someone else?..................12
25.   How does a Participant terminate participation in the Plan?...................................12
26.   May a portion of a Participant's Plan shares be sold?.........................................13
27.   What are the federal income tax consequences of participation in the Plan?....................13
28.   What happens if Kimco issues a stock dividend or declares a stock split?......................14
29.   How will a Participant's shares be voted at meetings of shareholders?.........................14
30.   What is the responsibility of Kimco and the Plan Administrator under the Plan?................14
31.   May the Plan be changed or discontinued?......................................................15
32.   Can checks be written against the Participant's Plan account?.................................15
USE OF PROCEEDS.....................................................................................15
EXPERTS.............................................................................................15
LEGAL MATTERS.......................................................................................15


                      WHERE CAN YOU FIND MORE INFORMATION

         Kimco files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's following public reference facilities:

Public Reference Room    New York Regional Office     Chicago Regional Office
450 Fifth Street, N.W.     7 World Trade Center           Citicorp Center
      Room 1024                 Suite 1300            500 West Madison Street
Washington, D.C. 20549   New York, New York 10048            Suite 1400
                                                    Chicago, Illinois 60661-2511

         You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations at the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         This prospectus constitutes part of a registration statement on Form S-3 filed by Kimco under the Securities Act of 1933. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The documents listed below have been filed by us under the Securities Exchange Act of 1934, as amended, with the SEC and are incorporated by reference in this Prospectus:

o Annual Report on Form 10-K for the year ended December 31, 1999 (the "1999 Annual Report");

o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

o Current Reports on Form 8-K filed January 21, 1998, January 22, 1998, January 30, 1998, March 12, 1998, April 15, 1998, May 6, 1998, May 22,
         1998, June 4, 1998, June 24, 1998, July 9, 1998, August 10, 1998,
         August 17, 1998, August 19, 1998, November 10, 1998, November 17, 1998,
         December 4, 1998, January 29, 1999, March 26, 1999, May 13, 1999, and
         August 8, 2000 and Current Report on Form 8-K/A on April 21, 1998; and

o        Definitive proxy statement filed April 12, 2000.

         We are also incorporating by reference into this Prospectus all documents that we have filed or will file with the Securities and Exchange Commission as prescribed by Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act since the date of this Prospectus and prior to the termination of the sale of the securities offered by this Prospectus.

         This means that important information about us appears or will appear in these documents and will be regarded as appearing in this Prospectus. To the extent that information appearing in a document filed later is inconsistent with prior information, the later statement will control and the prior information, except as modified or superseded, will no longer be a part of this Prospectus.

         Copies of all documents which are incorporated by reference in this Prospectus (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference) will be provided without charge to each person, including any beneficial owner of the shares of Kimco common stock, to whom this Prospectus is delivered, upon written or oral request. Requests should be directed to the Secretary of Kimco, 3333 New Hyde Park Road, New Hyde Park, New York 11042-0020 (telephone number: (516) 869-9000).

                FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE

         Certain statements made or incorporated by reference in this Prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "believe", "expect", "intend", "anticipate", "estimate", "project" or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, changes in general economic conditions, local real estate conditions, legislative/regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates and increases in operating costs. Accordingly, there is no assurance that our expectations will be realized. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

         For purposes of this Prospectus, we sometimes refer to ourselves as "Kimco" or the "Company" and our status as a real estate investment trust as a "REIT."

                                  THE COMPANY

         We began operations through a predecessor in 1966, and today are one of the nation's largest publicly-traded owners and operators of neighborhood and community shopping centers (measured by gross leasable area, which we refer to as "GLA"). As of October 25, 2000, we owned interests in 487 properties, including:

     o   421 neighborhood and community shopping centers;

     o   two regional malls;

     o   55 retail store leases;

     o   four parcels of undeveloped land;

     o   one distribution center; and

     o   four projects under development.

         These properties have a total of approximately 64.0 million square feet of GLA and are located in 41 states.

         Forty-two properties are part of the Kimco Income REIT, a joint venture arrangement with institutional investors geared towards investing in retail properties financed primarily through non-recourse mortgages.

         We believe that we have operated, and we intend to continue to operate, in such a manner to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). We are self-administered and self-managed through present management, which has owned and managed neighborhood and community shopping centers for more than 30 years. Our executive officers are engaged in the day-to-day management and operation of our real estate exclusively, and we administer nearly all operating functions for our properties, including leasing, legal, construction, data processing, maintenance, finance and accounting. Our executive offices are located at 3333 New Hyde Park Road, New Hyde Park, New York 11042-0020 and our telephone number is (516) 869-9000.

         In order to maintain our qualification as a REIT for federal income tax purposes, we are required to distribute at least 95% of our taxable income each year for taxable years beginning on or before December 31, 2000 and at least 90% of our taxable income for tax years beginning after December 31, 2000. Dividends on any preferred stock issued by us are included as distributions for this purpose. Historically, our distributions have exceeded, and we expect that our distributions will continue to exceed, taxable income each year. A portion of such distributions may constitute a return of capital. As a result of the foregoing, our consolidated net worth may decline. We, however, do not believe that consolidated stockholders' equity is a meaningful reflection of net real estate values.

                            DESCRIPTION OF THE PLAN

         The provisions of Kimco's Dividend Reinvestment and Direct Purchase Plan are set forth below in question and answer format.

Purpose

         1.       What is the purpose of the Plan?

         The purpose of the Plan is to provide holders of record of shares of Kimco common stock and other interested investors with a simple, convenient and low cost method of investing cash dividends or optional cash payments, or both, to purchase additional shares of Kimco common stock or to make an initial investment in Kimco common stock, as applicable. Shares of Kimco common stock purchased under the Plan will either be issued by Kimco or purchased in the open market by the plan administrator, Fleet National Bank (the "Plan Administrator") (see Question 4). To the extent shares of Kimco common stock are purchased by the Plan Administrator in the open market, Kimco will not receive any proceeds. To the extent the shares of Kimco common stock are issued by Kimco, Kimco will receive additional funds for its general corporate purposes. See "Use of Proceeds".

Advantages

         2.       What are the options available to Participants?

         Shareholders may purchase additional shares of Kimco common stock by
(i) having the cash dividends on all, or part, of their shares of Kimco common stock automatically reinvested, (ii) by receiving directly, as usual, their cash dividends, if, as and when declared, on shares of Kimco common stock and investing in the Plan by making optional cash payments of not less than $50.00 per payment and not more than $250,000 per calendar year, or (iii) by investing their cash dividends and making such optional cash payments. Interested investors that are not shareholders of Kimco may make initial cash investments in Kimco common stock of not less than $100.00 and not more than $250,000.

         3.       What are the advantages of the Plan?

         The Plan provides holders of record of shares of Kimco common stock with a simple and convenient method of investing cash dividends or optional cash payments, or both, to purchase additional shares of Kimco common stock. Persons not presently shareholders of Kimco may become Participants by making initial cash investments of not less than $100.00 and not more than $250,000 to purchase shares of Kimco common stock. Full investment of dividends is possible under the Plan because the Plan permits fractions of shares, as well as whole shares, to be purchased and credited to Participants' Plan accounts. Regular statements of holdings provide simplified record keeping. In addition, the free custodial services provided in connection with the Plan serve to protect against loss, theft or destruction of certificates.

Administration

         4.       Who administers the Plan for Participants?

         Fleet National Bank has been designated by Kimco as its agent to administer the Plan for Participants, maintain records, send regular statements of holdings to Participants and perform other duties relating to the Plan. Equiserve, a registered transfer agent unaffiliated with Kimco, will provide certain administrative support to the agent. Shares of Kimco common stock purchased under the Plan will be held by the Plan Administrator as agent for Participants and registered in the name of the Plan Administrator or its nominee. The Plan Administrator also serves as transfer agent for Kimco common stock. Should the Plan Administrator resign, or be asked to resign, another agent will be asked to serve.

         All communications regarding the Plan should be sent to the Plan Administrator addressed as follows:

                           Kimco Realty Corporation

                           Dividend Reinvestment and Direct Purchase Plan c/o EquiServe, L.P.

                           P.O. Box 43010
                           Providence, RI 02940-3010

         Participants may also telephone the Plan Administrator at [XXX-XXX-XXXX] 24 hours a day, seven days a week. Customer service representatives are available between the hours of 9:00 A.M. and 6:00 P.M. Eastern Time, Monday through Friday.

Participation

         5.       Who is eligible to participate?

         All holders of record of shares of Kimco common stock are eligible to participate in the Plan. In order to be eligible to participate, beneficial owners of shares of Kimco common stock whose shares are registered in names other than their own (for example, shares registered in the name of a broker, bank nominee or trustee) must either arrange for the holder of record to join the Plan or have the shares they wish to enroll in the Plan transferred to their own names. In addition, an interested investor that is not a shareholder may participate in the Plan by making an initial cash investment in Kimco common stock of not less than $100.00 and not more than $250,000. Please note that regulations in certain countries may limit or prohibit participation in services provided under this type of plan. Therefore, persons residing outside of the United States are responsible for complying with any such regulations. Kimco and the Plan Administrator reserve the right to prohibit or terminate participation of any stockholder or prospective stockholder if deemed necessary or advisable under any applicable laws or regulations.

         6.       How does someone become a Participant?

         An eligible shareholder may join the Plan by completing a Shareholder Authorization Form and returning it to the Plan Administrator, or by contacting the Plan Administrator at [XXX-XXX-XXXX]. An interested investor that is not presently a shareholder of Kimco, but desires to become a Participant by making an initial cash investment in Kimco common stock, may join the Plan by completing an Initial Purchase Form and forwarding it, together with such initial investment, to the Plan Administrator. An enrollment fee of $10 will be deducted from the initial investment.

         If a Participant establishes a joint account, the Participants jointly and severally agree that each of them will have authority on behalf of the joint account to make transaction requests of the Plan Administrator, including, but not limited to, transactions such as selling or withdrawing shares, changing account address or options, and to generally deal with the Plan Administrator on behalf of the joint account as fully and completely as if either Participant alone were interested in the account. Notwithstanding the foregoing, the Plan Administrator may, in its sole discretion, do any of the following if conflicting instructions are received from joint account Participants:

                  (a) Choose which instructions to follow and which to disregard;

                  (b)      Terminate the account pursuant to Question 25; and/or

                  (c)      Take other appropriate legal action.

         7. When may a shareholder or an interested investor join the Plan?

         A shareholder or other interested investor may join the Plan at any time and will remain a Participant until participation is terminated (see Question 25) or all shares held in the Participant's Plan account are sold.

         If a request specifying the reinvestment of dividends is received by the Plan Administrator at least three business days before the record date of a dividend payment, reinvestment commences with that dividend payment. If the request is received after that date, reinvestment of dividends through the Plan may not begin until the dividend payment following the next record date.

         8.       What does the Initial Purchase Form provide?

         The Initial Purchase Form provides interested investors with the opportunity to purchase their initial shares of Kimco common stock without a broker at low transaction costs through the Plan. It also allows interested investors to purchase additional shares of Kimco common stock through the reinvestment of dividends and/or monthly automatic deductions. The options for dividend reinvestment are described below in Question 9 while information regarding monthly automatic deductions can be found in Question 16.

         9.       What does the Shareholder Authorization Form provide?

         The Shareholder Authorization Form provides for the purchase of additional shares of Kimco common stock through the following options:

         (a) If "Full Dividend Reinvestment" is selected, the Plan Administrator will reinvest the cash dividends payable on all shares held in the Participant's Plan account and on all shares of Kimco common stock registered in the Participant's name. In addition, the Plan Administrator will invest in Kimco common stock all of the cash dividends on all shares subsequently registered in the Participant's Plan account, as well as any optional cash payments the Participant submits.

         (b) If "Partial Dividend Reinvestment" is selected, the Plan Administrator will send a check representing the cash dividends payable on a specified number of shares held in the Participant's Plan account and registered in the Participant's name to the Participant as is designated in the appropriate space on the authorization form. In addition, the Plan Administrator will invest the dividends on the remaining shares in accordance with the Plan, as well as any optional cash payments the Participant submits.

         (c) If "Optional Cash Only" is selected, the Plan Administrator will not invest any portion of the cash dividends due the Participant on shares held in the Participant's Plan account or registered in the Participant's name. The Plan Administrator will, however, invest any optional cash payments the Participant submits.

         10.      How may Participants change investment options?

         A Participant may change its investment option at any time by completing a new Shareholder Authorization Form and returning it to the Plan Administrator or by contacting the Plan Administrator at [XXX-XXX-XXXX]. A change in investment option will be effective on the dividend payment date if the request is received by the Plan Administrator no later than the third business day preceding the related dividend record date. If the request is received by the Plan Administrator after the third business day preceding the related dividend record date, the change may not be effective until the following dividend payment date.

Costs

         11. Are there any expenses associated with participation in the Plan?

         The charges for investments made for the Participants, other than for reinvestment of dividends are discussed below under heading (a) while the charges for investments made for the Participants for a reinvestment of dividends are discussed below under heading (b).

         (a) Charges for investments made for Participants (other than for reinvestment of dividends).

         The Plan Administrator will deduct a service charge for investments made for the Participant, other than a reinvestment of dividends. In addition, Participants will be charged their proportionate share of brokerage commissions on each purchase transaction, other than a reinvestment of dividends, for purchases made in the open market. The Participant's share of brokerage commissions on small transactions may be less than usual since the Plan Administrator will buy or sell shares in volume for all Participants and that commission savings will be passed on to each Participant.

         If the Participant asks the Plan Administrator to sell some or all of its shares, the Participant will be charged an administrative service charge of $15, plus applicable brokerage commissions.

         The fees associated with enrollment and participation in the Plan are summarized in the chart below:


---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                             Service Charge               Brokerage Commission
---------------------------------------------------------------------------------------------------------------------
Initial Investment Fee for                            $10, deducted directly from    Historically, about $0.05 per
First-Time Investors                                  the initial investment         share
                                                      received

Subsequent Purchases through optional cash            $5                             Historically, about $0.05 per
payments                                                                             share

Subsequent Purchases through monthly                  $2                             Historically, about $0.05 per
automatic deductions                                                                 share

Sales                                                 $15                            Historically, about $0.12 per
                                                                                     share

Insufficient Funds                                    $25                            None

Statement Duplication                                 $10 per statement              None
(statements older than two years)


         (b) Charges for investments made for Participants for reinvestment of dividends.

         Generally, Kimco will pay all brokerage commissions and other administrative charges on behalf of the Participants with respect to the reinvestment of dividends. In the event such fees exceed 5% of the cash dividends Participants reinvest, Participants will be required to pay the entire amount of such fees. The brokerage commissions and other administrative charges currently do not, and are not expected to in the future exceed 5% of the cash dividends Participants reinvest.

         See Question 25, "How does a Participant terminate participation in the Plan?" and Question 26, "May a portion of a Participant's Plan shares be sold?" for a discussion of payment by Participants of brokerage costs associated with such termination of participation and sale of shares under the Plan.

         A $25.00 fee will be charged to Participants for each deposit returned for unpaid funds or rejected automatic debit of a bank account. See Question 16, "How are payments with "returned funds" handled?". Also, a $10.00 fee will be charged to Participants for each duplicate statement older than two years requested by such Participants. See Question 18, "What kind of reports will be sent to Participants?".

         If a Participant's shares are registered in the name of a nominee or broker, such nominee or broker may charge different fees and commissions from those listed above.

Purchases

         12. How many shares of Kimco common stock will be purchased for each Participant?

         The number of shares to be purchased for a Participant's account under the Plan will depend on the amount of a Participant's dividends being reinvested, the amount of any optional cash payments and the price of the shares of Kimco common stock. Each Participant's Plan account will be credited with that number of shares, including fractions, equal to the total amount to be reinvested or invested through optional cash payments, divided by the applicable purchase price per share.

         13. What will be the price of shares of Kimco common stock purchased under the Plan?

         The Plan provides the Participant with a convenient and attractive method of investing cash dividends in, and/or making optional cash payments of, additional shares of Kimco common stock. The purchase price of shares issued by Kimco under the Plan will be the average of the high and low prices on the dividend payment date, typically the 15th of January, April, July and October, (for reinvestment of dividends) or the average of the high and low prices on the investment date (for optional cash payments) of Kimco common stock on the NYSE.

         The price of shares of Kimco common stock purchased on the open market with optional cash payments will be the weighted average of all purchases including commissions.

         The price of shares of Kimco common stock purchased on the open market with cash dividends will be the weighted average of all purchases if Kimco pays the brokerage commissions and other administrative charges related to such purchases. See Question 11, "Are there any expenses associated with participation in the Plan?" In the event the brokerage commissions and other administrative charges exceed 5% of the cash dividends Participants reinvest, then the price of shares of Kimco common stock purchased on the open market with cash dividends will be the weighted average of all purchases including brokerage commissions. The brokerage commissions and other administrative charges do not, and are not expected to in the future exceed 5% of the cash dividends Participants reinvest.

         Since purchase prices for Kimco common stock are established on the applicable investment date, a Participant loses any advantages otherwise available from being able to select the timing of investments.

         Participants should recognize that neither Kimco nor the Plan Administrator can assure a profit or protect against a loss on shares of Kimco common stock purchased under the Plan.

         14.      What is the source of shares purchased under the Plan?

         The Plan provides the Plan Administrator the flexibility of using dividends and optional cash payments to purchase shares of Kimco common stock from Kimco out of Kimco's authorized but unissued shares of Kimco common stock or on the open market. Share purchases in the open market may be made on any stock exchange where Kimco common stock is traded or by negotiated transactions on such terms as the Plan Administrator may reasonably determine. The Plan Administrator will invest all cash dividends and optional cash payments as soon as practicable after receipt, and in no event will investment occur later than 30 days after receipt, except when compliance with federal and state securities laws or other regulatory authorities and temporary curtailment or suspensions of any trading in Kimco's common stock mandate it. Neither Kimco nor any Participant will have any authority or power to direct the date, time or price at which shares may be purchased by the Plan Administrator.

         15.      How are optional cash payments made?

         Optional cash payments from existing shareholders may be made at any time and in varying amounts of not less than $50.00 per payment and not more than $250,000 per calendar year. A shareholder may make an optional cash payment when enrolling in the Plan by enclosing a check or money order (made payable to EquiServe-Kimco Realty Corporation) with the Shareholder Authorization Form. Thereafter, optional cash payments may be submitted with the cash investment and other transaction form on the bottom of each statement of holdings. Participants may also establish a monthly automatic debit of their authorized bank accounts.

         Interested investors that are not shareholders of Kimco, but are submitting Initial Purchase Forms, must enclose an initial investment of not less than $100.00 and not more than $250,000 to purchase shares of Kimco common stock.

         Optional cash payments will be invested weekly beginning on Wednesdays, or if Kimco common stock is not traded on such day, the next trading day. Optional cash payments in the form of physical checks and money orders received no later than noon Eastern Time on the second business day preceding an investment date will be invested on such investment date. Optional cash payments in the form of physical checks and money orders received after noon Eastern Time on the second business day preceding an investment date will be invested the following investment date. Checks and money orders should be made payable to EQUISERVE-KIMCO REALTY CORPORATION and should be payable in U.S. funds drawn on a U.S. bank. Cash and third party checks are not accepted. NO INTEREST WILL BE PAID ON OPTIONAL CASH PAYMENTS PENDING INVESTMENT. The same amount of money need not be sent for each investment, and there is no obligation to make an optional cash payment. Due to the frequency of investments, the Plan Administrator will not honor any requests for refunds.

         16. May Participants have additional investments automatically deducted from a bank account?

         Yes, Participants may authorize monthly automatic deductions from an account at a financial institution that is a member of the National Automated Clearing House Association. To authorize monthly automatic deductions, Participants should complete an Automatic Debit Authorization Form by indicating the dollar amount, their bank account number, the U.S. Bank routing number and returning it to the Plan Administrator with a voided blank check or savings deposit slip attached. Automatic Debit Authorization Forms may be obtained by contacting the Plan Administrator. In order to be effective for a particular month, the Automatic Debit Authorization Form must be received by the Plan Administrator on or before the last business day of the month prior. Funds will be debited from the Participant's applicable bank account on the 25th of each month, or the next business day, and will be invested on the first investment of the next month. A Participant may terminate an automatic monthly withdrawal of funds or change the dollar amount, the bank account number, or the bank routing number by contacting the Plan Administrator at [XXX-XXX-XXXX] or writing to the Plan Administrator at the address provided in Question 4. Any changes or terminations will take effect in the same month, provided the request is received by the Plan Administrator at least seven business days prior to the date of the scheduled deduction.

         Authorizing additional investments through automatic deductions from a bank account offers the Participant the benefit of lower fees associated with participation. Participants may make optional cash payments as low as $50.00 and the Plan Administrator will only deduct a service charge of $2 for transactions made through automatic deductions from a bank account.

         17.      How are payments with "returned funds" handled?

         In the event that any deposit is returned unpaid for any reason, the Plan Administrator will consider the request for investment of such money null and void and shall immediately remove from the Participant's Plan account shares, if any, purchased upon the prior credit of such money. The Plan Administrator shall thereupon be entitled to sell these shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Plan Administrator shall be entitled to sell such additional shares from the Participant's Plan account to satisfy the uncollected balance. A $25.00 fee will be charged for any deposit returned unpaid.

Reports to Participants

         18.      What kind of reports will be sent to Participants in the Plan?

         Shareholders who participate in the Plan through the reinvestment of dividends will be sent a quarterly statement of their accounts and persons who participate through the investment of optional cash payments will be sent a transactional statement after each investment. These statements of holdings will show any cash dividends and optional cash payments received, the number of shares purchased, the purchase price for the shares, the number of shares held for the Participant by the Plan Administrator, the number of shares registered in the name of the Participant, and an accumulation of the transactions for the calendar year to date. Quarterly statements will be mailed as soon as practicable after the close of each quarter, and transactional statements will be mailed as soon as practicable after the transaction has been completed. These statements are a Participant's continuing record of the cost of its purchases and should be retained for income tax purposes. The Plan Administrator will also send statements as soon as practicable after any other activity occurs on a Plan account such as a transfer, deposit, withdrawal or sale. Please note, a $10.00 fee will be charged to Participants for each duplicate statement older than two years requested by Participants.

         In addition, each Participant will receive the most recent Prospectus constituting the Plan and copies of the same communications sent to every other holder of shares of Kimco common stock, including Kimco's Annual Report, Notice of Annual Meeting and Proxy Statement and income tax information for reporting distributions (including dividends) paid by Kimco. Please notify the Plan Administrator promptly either in writing or by telephone if your address changes.

Dividends

         19. How are dividends credited to Participants' accounts under the Plan?

         On shares of Kimco common stock and/or preferred stock for which a Participant has directed that dividends be reinvested, cash dividends will automatically be credited to a Participant's Plan account and reinvested in additional shares of Kimco common stock. Participants who do not elect dividend reinvestment will receive cash dividends, if declared, by checks as usual. Shareholders who do not participate in the Plan will receive cash dividends, if declared, by check as usual.

         20. Will Participants be credited with dividends on fractions of shares?

         Yes, and dividends will be paid on the fractional shares.

         21. Will certificates be issued for shares of Kimco common stock purchased under the Plan?

         Unless requested by a Participant, certificates for shares of Kimco common stock purchased under the Plan will not be issued. Shares will be held in the name of the Plan Administrator or its nominees. The number of shares credited to a Participant's account under the Plan will be shown on such Participant's statement of holdings. This service protects against loss, theft or destruction of stock certificates.

         Participants may obtain a certificate (at no cost) for any number of whole shares credited to an account under the Plan by contacting the Plan Administrator at [XXX-XXX-XXXX] or utilizing the cash investment and other transaction form attached to each statement. Certificates are normally issued to Participants within five business days after receipt of the request. The remaining whole shares and fractions of shares, if any, will continue to be credited to the Participant's Plan account. A request for issuance of Plan shares, including issuance of all of the shares in a Participant's Plan account, will not constitute a termination of participation in the Plan by the Participant. Termination may be effected only through the delivery to the Plan Administrator of a notice of termination as outlined in Question 25, "How does a Participant terminate participation in the Plan?"

         Shares held by the Plan Administrator for the account of a Participant may not be pledged. A Participant who wishes to pledge such shares must request that a certificate for such shares be issued in the Participant's name.

         Certificates for fractions of shares will not be issued under any circumstances.

         22.      In whose name will certificates be issued?

         A Participant's account under the Plan will be maintained in the name in which its shares of Kimco common stock were registered at the time the Participant enrolled in the Plan. Consequently, if and when certificates for shares held under the Plan are issued, such certificates will be issued only in that name. Certificates will be issued for whole shares only.

         23. May Participants add their certificate shares of Kimco common stock to their Plan account for safekeeping?

         At the time of enrollment in the Plan or at any later time, Participants may use the Plan's certificate safekeeping service to deposit any Kimco common stock certificates in their possession and registered in their names with the Plan Administrator. To combine shares held in certificate form with shares held through the Plan, Participants must complete the cash investment and other transaction form from their statements of holdings or write a letter of instruction and submit it with their certificates to Kimco Realty Corporation, Dividend Reinvestment and Direct Purchase Plan, c/o EquiServe, L.P., P.O. Box 43010, Providence, RI 02940-3010. The certificates do not need to be endorsed. Participants should send their stock certificates by registered mail, return receipt requested, and insured for 2% of the value of the stock since they bear the risk of loss in transit. There is no charge for this service.

         24. Can Participants transfer shares that they hold in the Plan to someone else?

         Yes. Participants may transfer ownership of some or all of their shares held through the Plan. Participants may contact the Plan Administrator at [XXX-XXX-XXXX] for complete transfer instructions. Participants will be asked to send to the Plan Administrator written transfer instructions and to have their signatures "Medallion Guaranteed" by a financial institution. Most banks and brokers participate in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing is in fact the owner of the shares in the Participant's Plan account. A notary is not sufficient.

         Participants may transfer shares to new or existing Kimco shareholders. However, a new Plan account will not be opened for a transferee as a result of a transfer of less than one full share.

Termination of Participation

         25.      How does a Participant terminate participation in the Plan?

         A Participant may terminate participation in the Plan at any time by contacting the Plan Administrator. At any time, the Plan Administrator can, for any reason, in its sole discretion, require written confirmation of such a transaction request. The Plan Administrator will honor a Participant's notice of termination within five business days of the receipt of the request. If, however, the notice of termination is received less than seven business days prior to a dividend payment date, the account may be terminated after the dividend is reinvested for that Participant's Plan account. The Plan Administrator may terminate a Participant's Plan account for any reason by mailing a written notice of termination to the Participant 30 days prior to such termination. The Plan account then will be terminated and all subsequent dividends will be paid to the Participant. Upon termination, certificates for whole shares credited to a Participant's account under the Plan will be issued to the Participant and a cash payment will be made for any fractional share at the then current market price. However, in the Participant's notice of termination of participation in the Plan, the Participant may, if the Participant desires, direct that all of the shares credited to its account in the Plan, whether whole or fractional, be sold. Such sales will be made in the open market and the price per share will be the weighted average of all shares sold that day less a pro rata share of brokerage commissions. Any brokerage fees, service fees, transfer taxes and other transaction expenses in connection with effecting such sales will be paid by the withdrawing Participant. See Question 11, "Are there any expenses associated with participation under the Plan?" The proceeds of the sale, net of such expenses, will be sent to the Participant.

         Former Participants may become Participants in the Plan again at any time by contacting the Plan Administrator.

Sales of Plan Shares

         26.      May a portion of a Participant's Plan shares be sold?

         Participants may sell all or a portion of their shares of Kimco common stock held in the Plan by contacting the Plan Administrator at [XXX-XXX-XXXX] or by completing and submitting the cash investment and other transaction form. The Plan Administrator will sell the requested number of shares for the Participant within five business days. If, however, the request is to sell all shares held in the Plan and the request is received less than seven business days prior to a dividend payment date, the Plan Administrator may not sell the shares until the dividend is reinvested for that Participant's Plan account. Shares will be sold through independent securities brokers selected by the Plan Administrator in its sole discretion. At any time, the Plan Administrator can, for any reason, in its sole discretion, require written confirmation of such a transaction request. Shares being sold for the Participant may be aggregated with those of other Plan Participants who have also requested sales. In that case, the Participant will receive proceeds based on the weighted average sales price of all shares sold, less a pro rata share of brokerage commissions. A check representing the proceeds of the sale of shares less a service charge of $15, and any applicable transfer and other taxes and transaction expenses will be forwarded to the Participant as soon as practicable after settlement of the sale. See Question 11, "Are there any expenses associated with participation under the Plan?" Once sale requests are submitted to the Plan Administrator, the requests are binding and cannot be retracted.

         Please note that the Plan Administrator is not able to accept instructions to sell on a specific day or at a specific price. If Participants prefer to have complete control over the exact timing and sales price, they can withdraw the shares they wish to sell and arrange for the sale of these shares through a securities broker of the Participant's choice.

Tax Consequences of Participation in the Plan

         27. What are the federal income tax consequences of participation in the Plan?

         Under the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), participation in the Plan will generally result in the following federal income tax consequences:

                  (a) A dividend on shares of Kimco common stock will be treated for federal income tax purposes as a dividend received by the Participant notwithstanding that it is used to purchase additional Kimco common stock pursuant to the Plan. The full amount of cash dividends reinvested under the Plan represents dividend income to Participants. In addition, the amount of any brokerage commissions, mark-ups, and other fees or expenses incurred by Kimco on behalf of a Participant in connection with such purchases on the open market will also constitute a dividend and be income to such Participant for federal income tax purposes.

                  (b) Dividends paid to corporate shareholders, including amounts, taxable as dividends to corporate Participants under (a) above, will not be eligible for the corporate dividends-received deduction under the Code.

                  (c) A Participant's tax basis in additional shares of Kimco common stock acquired under the Plan will be equal to (i) the amount treated as a dividend for federal income tax purposes in the case where the stock is acquired through the reinvestment of dividends and (ii) the price paid for that stock including commissions where the stock is acquired through the investment of optional cash payments. The Participant's holding period for shares of Kimco common stock acquired under the Plan will commence on the day after the investment date.

                  (d) A Participant will not realize any taxable income upon the receipt of a certificate for full shares credited to the Participant's Plan account. A Participant will recognize gain or loss when a fractional share interest is liquidated or when the Participant sells or exchanges shares. Such gain or loss will equal the difference between the amount which the Participant receives for such fractional share interest or such shares and the tax basis therefor.

         In the case of Participants whose dividends are subject to withholding of federal income tax, dividends will be reinvested less the amount of tax required to be withheld.

         The above is intended only as a general discussion of the current federal income tax consequences of participation in the Plan. Participants should consult their own tax advisers regarding the federal and state income tax consequences (including the effects of any changes in the law) of their individual participation in the Plan.

Other Information

         28. What happens if Kimco issues a stock dividend or declares a stock split?

         Any stock dividends or stock splits distributed by Kimco on the shares purchased for and credited to the account of a Participant under the Plan will be added to the Participant's Plan account. Stock dividends or stock splits distributed on shares owned and held outside the Plan by a Participant (including shares for which a Participant has directed that cash dividends be reinvested) will be mailed directly to such Participant in the same manner as to shareholders who are not participating in the Plan.

         In the event Kimco makes available to shareholders rights to purchase additional shares of Kimco common stock or other securities, such rights will be made available to Participants based on the number of shares (including fractional share interests to the extent practicable) held in their Plan accounts and registered in their names on the record date established for determining shareholders who are entitled to such rights.

         29. How will a Participant's shares be voted at meetings of shareholders?

         The Plan Administrator will forward, as soon as practicable, any proxy solicitation materials to the Participant. The Plan Administrator will vote any full and/or fractional shares of Kimco common stock held in the Participant's Plan account and registered in the Participant's name in accordance with the Participant's directions. If Participants sign and return the proxy card and no voting instructions are given with respect to any item on the proxy card, all of their shares will be voted in accordance with the recommendations of Kimco's management. If a Participant does not return a signed proxy to the Plan Administrator, or returns it unsigned, the Plan Administrator will not vote such shares.

         30. What is the responsibility of Kimco and the Plan Administrator under the Plan?

         Neither Kimco nor the Plan Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of failure to terminate a Participant's Plan account upon such Participant's death or adjudicated incompetence prior to the receipt of notice in writing of such death or adjudicated incompetence, the prices at which shares are purchased for the Participant's Plan account, the times when purchases are made or fluctuations in the market value of the Kimco common stock. Neither Kimco nor the Plan Administrator has any duties, responsibilities or liabilities except those expressly set forth in the Plan.

THE PARTICIPANT SHOULD RECOGNIZE THAT Kimco CANNOT ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE SHARES PURCHASED BY A PARTICIPANT UNDER THE PLAN.

         31.      May the Plan be changed or discontinued?

         While the Plan is intended to continue indefinitely, Kimco reserves the right to suspend or terminate the Plan at any time. Kimco also reserves the right to make modifications to the Plan. Notice of such suspension, termination or modification will be sent to all Participants.

         Kimco intends to use its best efforts to maintain the effectiveness of the Registration Statement filed with the Commission covering the offer and sale of Kimco common stock under the Plan. However, Kimco has no obligation to offer, issue or sell Kimco common stock to Participants under the Plan if, at the time of the offer, issuance or sale, such Registration Statement is for any reason not effective. Also, Kimco may elect not to offer or sell Kimco common stock under the Plan to participants residing in any jurisdiction or foreign country where, in the judgment of Kimco, the burden or expense of compliance with applicable blue sky or securities laws makes such offer or sale there impracticable or inadvisable. In any of these circumstances, dividends, if, as and when declared, will be paid in the usual manner to the shareholders and any optional cash payments received from such shareholder will be returned to him.

         32.      Can checks be written against the Participant's Plan account?

         No. A Participant may not draw checks or drafts against its Plan account.

                                USE OF PROCEEDS

         The net proceeds from the sale of the Kimco common stock offered pursuant to the Plan will be used for general corporate purposes by Kimco.

                                    EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

         The validity of the common stock will be passed upon for the Company by Latham & Watkins, New York, New York. Latham & Watkins, will rely on Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland as to certain matters of Maryland law. Certain members of Latham & Watkins and their families own beneficial interests in less than 1% of our common stock.

                             ---------------------

================================================================================
--------------------------------------------------------------------------------

         No dealer, salesperson or other individual has been authorized to give any information or make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer by the Company to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct or complete as of any time subsequent to the date hereof.






                             Dividend Reinvestment
                              and Direct Purchase
                                    Program



                            Kimco Realty Corporation



                                  Common Stock



             ------------------------------------------------------

                              P R O S P E C T U S

             ------------------------------------------------------






                               December 13, 2000


--------------------------------------------------------------------------------
================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of issuance and distribution

         The estimated expenses, other than underwriting discounts and commissions, in connection with the offering of the securities being registered are as follows:

Registration Fee  ..............................................      $ 4,990.23

Printing  Fee...................................................      $ 3,700.00

Legal Fees and Expenses  .......................................      $ 6,000.00

Accounting Fees and Expenses  ..................................      $ 5,000.00

         Total  ................................................      $19,690.23
                                                                      ==========

Item 15. Indemnification of directors and officers.

         The Maryland General Corporation Law (the "MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

         The charter of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

         The MGCL requires a corporation (unless its charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

Item 16. Exhibits.

     Exhibit No.                        Description
     ----------                         -----------

         *4.1 Kimco Realty Corporation Dividend Reinvestment and Direct Purchase Plan.

        **5.1 Opinion of Latham & Watkins regarding the legality of the securities being registered.

        *24.1     Consent of PricewaterhouseCoopers LLP

       **24.2     Consent of Latham & Watkins (included in Exhibit 5.1).

----------
*   Filed herewith.

** Previously filed on March 26, 1993 with Registrant's Registration Statement on Form S-3.

Item 17. Undertakings.

(a)      Rule 415 Offering.

The undersigned registrant hereby undertakes:

      (1)To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      Filings Incorporating Subsequent Exchange Act Documents by Reference.

         The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Acceleration of Effectiveness.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of New Hyde Park, State of New York on this 13th day of December, 2000.

                                        KIMCO REALTY CORPORATION

                                        By: /s/ Michael V. Pappagallo
                                            ------------------------------------
                                            Michael  V. Pappagallo
                                            Vice President and Chief Financial
                                            Officer

         Pursuant to the requirements of the Securities Act, this Amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Signature                Title                            Date
     ---------                -----                            ----
/s/ Martin S. Kimmel          Director                         December 13, 2000
----------------------------
      Martin S. Kimmel

/s/ Milton Cooper             Chairman of the Board of         December 13, 2000
----------------------------  Directors and Chief Executive
      Milton Cooper           Officer

/s/Michael J. Flynn           Vice Chairman of the Board of    December 13, 2000
----------------------------  Directors, President and Chief
      Michael J. Flynn        Operating Officer

/s/ Michael V. Pappagallo     Vice President and Chief         December 13, 2000
----------------------------  Financial Officer
      Michael V. Pappagallo

/s/ Richard G. Dooley         Director                         December 13, 2000
----------------------------
      Richard G. Dooley

/s/ Frank Lourenso            Director                         December 13, 2000
----------------------------
      Frank Lourenso

/s/ Joseph Grills             Director                         December 13, 2000
----------------------------
      Joseph Grills

/s/ Joseph K. Kornwasser      Director and Senior Executive    December 13, 2000
----------------------------  Vice President
      Joseph K. Kornwasser

                               INDEX TO EXHIBITS

Exhibit No.                                               Sequential page number
-----------                                               ----------------------

*4.1         Kimco Realty Corporation Dividend
             Reinvestment and Direct Purchase Plan.

**5.1 Opinion of Latham & Watkins regarding the legality of the securities being registered.

*24.1        Consent of PricewaterhouseCoopers LLP

**24.2       Consent of Latham & Watkins (included in
             Exhibit 5.1).

----------
*   Filed herewith
** Previously filed on March 26, 1993 with Registrant's Registration Statement on Form S-3.